Exhibit 5.4

March 12, 2018

American Axle & Manufacturing Holdings, Inc.

American Axle & Manufacturing, Inc.

One Dauch Drive
Detroit, Michigan 48211

American Axle & Manufacturing Holdings, Inc.

American Axle & Manufacturing, Inc.

Post-Effective Amendment No. 1 to the

Registration Statement on Form S-3

Ladies and Gentlemen:

Reference is made to Post-Effective Amendment No. 1 to the Registration Statement on Form S-3ASR (the “Registration Statement”) being filed with the Securities and Exchange Commission (the “Commission”) on or about March 12, 2018 by American Axle & Manufacturing Holdings, Inc., a Delaware corporation (“Holdings”), American Axle & Manufacturing, Inc., a Delaware corporation (“AAM, Inc.”), AAM International Holdings, Inc., a Delaware corporation, Auburn Hills Manufacturing, Inc., a Delaware corporation, Oxford Forge, Inc., a Delaware corporation, MSP Industries Corporation, a Michigan corporation, Colfor Manufacturing, Inc., a Delaware corporation, Accugear, Inc., a Delaware corporation, Metaldyne Performance Group, Inc., a Delaware corporation, Rochester Manufacturing, LLC, an Indiana limited liability company, MPG Holdco I Inc., a Delaware corporation, Metaldyne BSM, LLC, a Delaware limited liability company, Metaldyne M&A Bluffton, LLC, a Delaware limited liability company, Metaldyne Powertrain Components, Inc., a Delaware corporation, Metaldyne Sintered Ridgway, LLC, a Delaware limited liability company, Metaldyne SinterForged Products, LLC, a Delaware limited liability company, Punchcraft Machining and Tooling, LLC, a Delaware limited liability company, HHI FormTech, LLC, a Delaware limited liability company, Jernberg Industries, LLC, a Delaware limited liability company, Impact Forge Group, LLC, a Delaware limited liability company, ASP HHI Holdings, Inc., a Delaware corporation, ASP HHI Intermediate Holdings, Inc., a Delaware corporation, ASP HHI Intermediate Holdings II, Inc., a Delaware corporation, ASP HHI Acquisition Co., Inc., a Delaware corporation, Forging Holdings, LLC, a Delaware limited liability company, Hephaestus Holdings, LLC, a Delaware limited liability company, HHI FormTech Holdings, LLC, a Delaware limited liability company, HHI Forging, LLC, a Delaware limited liability company, Gearing Holdings, LLC, a Delaware limited liability company, Cloyes Gear Holdings, LLC, a Delaware limited liability company, Jernberg Holdings, LLC, a Delaware limited liability company, Impact Forge Holdings, LLC, a Delaware limited liability company, ASP MD Holdings, Inc., a Delaware corporation, ASP MD Intermediate Holdings, Inc., a Delaware corporation, ASP MD Intermediate Holdings II, Inc., a Delaware corporation, MD Investors Corporation, a Delaware corporation, Metaldyne, LLC, a Delaware limited liability company, Gear Design and Manufacturing, LLC, a Delaware limited liability company, Grede Wisconsin Subsidiaries LLC, a Wisconsin limited liability company, Cloyes Gear and Products, Inc., an Ohio corporation, Grede LLC, a Delaware limited liability company, Grede Holdings LLC, a Delaware limited liability company, ASP Grede Intermediate Holdings LLC, a Delaware limited liability company, GSC RIII—Grede LLC, a Delaware limited liability company, Shop IV Subsidiary Investment (Grede), LLC, a Delaware limited liability company, HHI Holdings, LLC, a Delaware limited liability company, Grede II LLC, a Delaware limited liability company, ASP Grede AcquisitionCo LLC, a Delaware limited liability company, and The Mesh Company, LLC, an Arkansas limited liability company (collectively, the “Subsidiary Guarantors” and, together with Holdings and AAM, Inc.,  the “Registrants”).  The Registration Statement relates to the issuance and sale from time to time, pursuant to Rule 415 of the General Rules and Regulations promulgated under the Securities Act of 1933, as amended (the “Securities Act”), by the Registrants of (i) debt securities of AAM, Inc. (“Debt Securities”) and (ii) guarantees of such Debt Securities by Holdings (“Holdings’ Guarantee”) and/or the Subsidiary Guarantors (“Subsidiary Guarantees” and, together with Holdings’ Guarantee, the “Guarantees”).

The Debt Securities and the Guarantees will be issued pursuant to an indenture, dated as of November 3, 2011, among AAM, Inc., as issuer, Holdings, as guarantor, the Subsidiary Guarantors and U.S.  Bank National

Association, as trustee (the “Trustee”), which has been filed as Exhibit 4.1 to the Form 8-K filed by Holdings on November 3, 2011, as amended by the First Supplemental Indenture, dated as of March 23, 2017 which has been filed as Exhibit 4.1 to the Form 8-K filed by Holdings on March 23, 2017 (collectively, the “Indenture”).

As General Counsel of Holdings and AAM, Inc., the direct parent company of each Subsidiary Guarantor, and Secretary of each Subsidiary Guarantor, I am familiar with the incorporation documents and bylaws of each Subsidiary Guarantor and with the affairs of each Subsidiary Guarantor.  In rendering the opinions set forth below, I have examined or caused to be examined such agreements, documents, instruments and records as I deemed necessary or appropriate under the circumstances for me to express such opinions.  In rendering such opinions, I also have assumed that:

(i)            the Indenture has been duly authorized, executed and delivered by the Trustee; and

(ii)           prior to the offering and sale of Debt Securities, the respective officers of the Registrants duly authorized by each Registrant’s Board of Directors or a committee thereof will authorize by proper corporate action the terms of and the prices at which the Debt Securities (including the Guarantees endorsed thereon) are to be issued and sold pursuant to the terms of the Indenture.

With regard to the opinions set forth below, insofar as they relate to the Subsidiary Guarantees as valid, binding and enforceable obligations of each Subsidiary Guarantor, I have relied solely upon an opinion letter dated the date hereof from Shearman & Sterling LLP, New York, New York, with respect to all matters of New York law related thereto.  Based on the foregoing, and subject to the assumptions and qualifications set forth above, it is my opinion that the Subsidiary Guarantees, when duly executed by the Subsidiary Guarantors and authenticated by the Trustee in accordance with the Indenture and delivered to and paid for by the purchasers thereof, will be legally issued and will constitute valid and binding obligations of the Subsidiary Guarantors, enforceable against each Subsidiary Guarantor in accordance with their terms and entitled to the benefits of the Indenture, except to the extent that the enforcement thereof may be limited by (A) bankruptcy, insolvency, reorganization, moratorium and other laws now or hereafter in effect relating to creditors’ rights generally and (B) general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and I hereby consent to the reference made to me under the heading “Legal Matters” set forth in the prospectus forming a part of the Registration Statement.  In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Sincerely yours,

/s/ David E. Barnes
David E. Barnes
Vice President & General Counsel